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Exhibit 99.3

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

CARBON ENERGY CORPORATION,

EVERGREEN RESOURCES, INC.

AND

EVERGREEN MERGER CORPORATION

5.2	Registration Statement; Proxy Statement/Prospectus	24
5.3	Plan of Merger; Reservation of Shares	25
5.4	Additional Acts	25
5.5	Best Efforts	25
5.6	Access to Information	26
5.7	Press Releases	26
5.8	Forbearances of Carbon	26
5.9	[Reserved]	28
5.10	Affiliates	28
5.11	Section 401(k) Plan; Other Employee Benefits	28
5.12	Directors and Officers Protection	29
5.13	Forbearances of Evergreen	30
5.14	Reports	30
5.15	Exchange Listing	30
5.16	Public Information Filings	30
5.17	Status of Exchange Shares and Securities Act	30
5.18	Registration Rights Agreement	31
ARTICLE VI CONDITIONS PRECEDENT		31
6.1	Conditions Precedent—Evergreen and Carbon	31
6.2	Conditions Precedent—Carbon	32
6.3	Conditions Precedent—Evergreen	32
ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT		33
7.1	Termination	33
7.2	Effect of Termination	34
7.3	Survival of Representations, Warranties and Covenants	34
7.4	Waiver	35
7.5	Amendment or Supplement	35
7.6	Termination Fee	35
ARTICLE VIII MISCELLANEOUS		36
8.1	Expenses	36
8.2	Entire Agreement	36
8.3	No Assignment	36
8.4	Notices	36
8.5	Specific Performance	37
8.6	Captions	37
8.7	Counterparts	37
8.8	Governing Law	37
8.9	Resolutions of Disputes	38

ANNEXES
Annex A	Articles of Merger
Annex B	Affiliate Agreement
Annex C	Registration Rights Agreement

ii

AGREEMENT
AND
PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of March 31, 2003 is among CARBON ENERGY CORPORATION ("Carbon"), a Colorado corporation having its principal office at 1700 Broadway, Suite 1150, Denver Colorado, EVERGREEN RESOURCES, INC. ("Evergreen"), a Colorado corporation having its principal office at 1407 17th St., Suite 1200, Denver, Colorado, and EVERGREEN MERGER CORPORATION, a Colorado corporation and directly wholly-owned subsidiary of Evergreen ("Merger Sub");

R E C I T A L S:

        The parties desire that Merger Sub shall be merged with and into Carbon (such transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the separate corporate existence of Merger Sub shall cease and Carbon shall continue as the surviving corporation. The parties also desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.

        When used herein, the capitalized terms set forth below shall have the following meanings:

        "Affiliate" means, with respect to any person, any other person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such person and, without limiting the generality of the foregoing, includes any executive officer or director of such person and any Affiliate of such executive officer or director.

        "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of Colorado, as provided in Section 7-111-105 of the CBCA.

        "Benefit Plan Determination Date" shall mean, with respect to each employee pension or welfare benefit plan or program maintained by Carbon at the Effective Time, the date determined by Evergreen with respect to such plan or program which shall be not later than January 1 following the close of the calendar year in which Carbon is merged into Evergreen or one of the Evergreen Subsidiaries as contemplated by Section 5.4(a).

        "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

        "Carbon Common Stock" shall mean shares of voting common stock, without par value, of Carbon.

        "Carbon Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Carbon Disclosure Memorandum" and dated as of the date of this Agreement and delivered not later than fourteen days following the date of this Agreement by Carbon to Evergreen, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

        "Carbon Reserve Reports" shall mean those Reserve Reports identified in the Carbon Disclosure Memorandum.

        "Carbon Subsidiaries" shall mean Carbon Energy Corporation (USA), Carbon Energy Canada Corporation, and any and all other Subsidiaries of Carbon as of the date hereof including without limitation Subsidiaries of Carbon Energy Corporation (USA) identified in the Carbon Disclosure Memorandum, and any other organization acquired as a Subsidiary of Carbon after the date hereof and held as a Subsidiary by Carbon at the Effective Time,

        "CBCA" shall mean the Colorado Business Corporation Act, as amended.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commission" shall mean the Securities and Exchange Commission.

        "Disclosed" shall mean disclosed in the Carbon Disclosure Memorandum or the Evergreen Disclosure Memorandum, as the case may be, referencing the Section number of this Agreement pursuant to which such disclosure is being made.

        "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

        "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation the Clean Air Act, the Federal Water Pollution Control Act (also known as the Clean Water Act), the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, each as amended, and other federal and applicable state, local and foreign laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder.

        "Evergreen Common Stock" shall mean the shares of voting common stock, without par value, of Evergreen, with rights attached issued pursuant to the Shareholder Rights Agreement dated July 7, 1997, between Evergreen and Computershare Trust Company, Inc., as Rights Agent.

        "Evergreen Subsidiaries" shall mean Evergreen Merger Corporation and each Subsidiary of Evergreen that is a "significant subsidiary" as such term is defined in Rule 1-02(w) of Regulation S-X of the Commission.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fairness Opinion" shall mean the opinion of fairness as to the Merger Consideration delivered by the Financial Advisor to the Board of Directors of Carbon.

        "Financial Advisor" shall mean RBC Dain Rauscher Inc.

        "Financial Statements" shall mean (a) with respect to Evergreen, (i) the consolidated balance sheet (including related notes and schedules, if any) of Evergreen as of December 31, 2002, 2001, and 2000, and the related consolidated statements of income, shareholders' equity and cash flows and comprehensive income (including related notes and schedules, if any) for each of the three years ended December 31, 2002, 2001, and 2000, as filed by Evergreen in Securities Documents and (ii) the consolidated balance sheets of Evergreen (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows and comprehensive income (including related notes and schedules, if any) included in Securities Documents filed by Evergreen with respect to periods ended subsequent to December 31, 2002, and (b) with respect to Carbon, (i) the consolidated balance sheets including related notes and schedules, if any) of Carbon as of December 31, 2002, 2001, and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2002, 2001, and 2000 as filed by Carbon in Securities Documents and (ii) the consolidated balance sheets (including related notes and schedules, if any) and the related consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Carbon with respect to periods ended subsequent to December 31, 2002.

        "GAAP" shall mean generally accepted accounting principles for financial reporting in the United States, as in effect at the relevant date.

        "Hazardous Substances" means any substance or material (i) identified as a hazardous substance in the Comprehensive Environmental Response Compensation and Liability Act, as amended; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; (iv) radon; (v) polychlorinated biphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" shall mean, as used with respect to a Person (including references to such Person being aware of a particular matter), the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

        "Material Adverse Effect" on Evergreen or Carbon shall mean an event, change, occurrence or state of facts which, individually or together with any other event, change, occurrence, or state of facts, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or stockholder's equity of Evergreen and the Evergreen Subsidiaries taken as a whole, or Carbon and the Carbon Subsidiaries taken as a whole, or (ii) materially impairs the ability of Evergreen or Carbon to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Evergreen or Carbon taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (b) effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger, except that, with respect to Carbon, this clause (b) shall apply only if and to the extent any such expenses payable to third parties are Disclosed by Carbon or incurred by Carbon following the date hereof as permitted by this Agreement, or (c) effects arising out of or resulting from changes in general economic conditions which affect or are reasonably likely to affect Evergreen to substantially the same degree as Carbon.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Permitted encumbrances" shall mean the liens, claims and encumbrances identified in the Carbon Disclosure Memorandum.

        "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or governmental body.

        "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Carbon to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

        "Registration Statement" shall mean the registration statement of Evergreen as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the Evergreen Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        "Restricted Stock Plan" shall mean Carbon's 1999 Restricted Stock Plan identified in the Carbon Disclosure Memorandum.

        "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Shareholder Rights Agreement described under the definition of "Evergreen Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

        "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939 as amended, and in each case the rules and regulations of the Commission promulgated thereunder.

        "Stock Option" shall mean any outstanding and unexercised option to acquire shares of Carbon Common Stock granted under the Stock Option Plan.

        "Stock Option Plan" shall mean Carbon's 1999 Stock Option Plan identified in the Carbon Disclosure Memorandum.

        "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.

        "Superior Offer" shall mean a proposal or offer to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Carbon or any Carbon Subsidiary (including, without limitation, a tender offer or exchange offer to purchase Carbon Common Stock) other than as contemplated by this Agreement: (i) that did not arise from or involve a breach or violation by Carbon of Section 5.8(j) or any other provision of this Agreement; (ii) that the Carbon Board of Directors determines in its good faith judgment, based, among other things, on advice of the

Financial Advisor, to be more favorable to the Carbon shareholders than the Merger; and (iii) either (A) the financing for the implementation of which, to the extent required, is then committed as evidenced by a letter of the lender issued to Carbon and provided by Carbon to the Board of Directors of Evergreen, which commitment shall be subject only to those conditions that are usual and customary for transactions of the type contemplated by the letter, or (B) the Carbon Board of Directors, based among other things on advice of the Financial Advisor, is and has a reasonable basis for being highly confident that the party making the proposal or offer will obtain such financing to the extent required.

        1.2    Terms Defined Elsewhere.

        The capitalized terms set forth below are defined in the following sections:

Agreement	Introduction
Closing	Section 2.4
Closing Date	Section 2.4
Carbon	Introduction
Constituent Corporations	Section 2.1
Evergreen	Introduction
Evergreen Option Plan	Section 2.9(b)
Effective Time	Section 2.3
Employer Entity	Section 5.11(a)
ESOP	Section 3.14(b)(viii)
Excluded Shares	Section 2.7(a)
Merger	Recitals
Merger Consideration	Section 2.7(a)
Merger Sub	Introduction
Other Properties	Section 3.10(a)
PBGC	Section 3.14(b)(iv)
Plan	Section 3.14(b)(i)
Plan of Merger	Recitals
Reserve Report Properties	Section 3.10(a)
Surviving Corporation	Section 2.1(a)
Termination Fee	Section 7.6(a)
Transferred Employee	Section 5.11(a)

ARTICLE II
THE MERGER

        2.1    Merger.

        Merger Sub and Carbon are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the CBCA. At the Effective Time:

        (a)   Merger Sub shall merge into Carbon in accordance with the applicable provisions of the CBCA, with Carbon being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

        (b)   The separate existence of Merger Sub shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

        (c)   At the Effective Time, the Articles of Incorporation of Carbon shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the CBCA and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Carbon Energy Corporation."

        (d)   The Bylaws of Carbon at the Effective Time shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with CBCA and as provided in such Bylaws.

        (e)   The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected, appointed or qualified. The officers of Carbon immediately prior to the Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed.

        2.2    Filing; Plan of Merger.

        The Merger shall not become effective unless shareholders holding at least a majority of the shares of Carbon Common Stock outstanding and entitled to vote approve this Agreement and the Plan of Merger.

        Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of Colorado, as provided in Section 7-111-105 of the CBCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval of the Plan of Merger by the shareholders of Carbon shall constitute adoption and approval of the Plan of Merger.

        2.3    Effective Time.

        The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

        2.4    Closing.

        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the principal offices of Evergreen in Denver, Colorado, as soon as practicable following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree to in writing (the "Closing Date").

        2.5    Effect of Merger.

        From and after the Effective Time, the separate existence of Merger Sub shall cease, Carbon shall continue as the surviving corporation, and the Merger shall have all the effects provided for by the CBCA, including Section 7-111-106 of the CBCA.

        2.6    Further Assurances.

        If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

        2.7    Merger Consideration.

        (a)   As used herein, the term "Merger Consideration" shall mean the number of shares of Evergreen Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of Carbon Common Stock issued and outstanding (excluding any shares of Carbon Common Stock held by Carbon, Evergreen and any wholly-owned subsidiary of Evergreen (collectively, the "Excluded Shares")) as of the Effective Time (the "Exchange Shares") and cash (without interest) to be payable in exchange for any fractional share of Evergreen Common Stock which would otherwise be distributable to a Carbon shareholder as provided in Section 2.7(b). The number of shares of Evergreen Common Stock (to the nearest ten thousandth of a share) to be issued for each issued and outstanding share of Carbon Common Stock (the "Common Exchange Ratio") shall be .2750.

        (b)   The amount of cash payable with respect to any fractional share of Evergreen Common Stock shall be determined by multiplying the fractional part of such share by the average of the closing prices per share of Evergreen Common Stock on the NYSE for the twenty trading days preceding the Closing Date as reported daily in The Wall Street Journal.

        2.8    Conversion of Shares; Payment of Merger Consideration.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Carbon or the holders of record of Carbon Common Stock, Evergreen, the holders of record of Evergreen Common Stock, or Merger Sub, each share of Carbon Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Carbon Common Stock (as provided in subsection (d) below), the Merger Consideration.

        (b)   Each share of Evergreen Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

        (c)   Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Carbon Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends with respect to Carbon Common Stock. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Carbon Common Stock. With respect to any certificate for Carbon Common Stock that has been lost, stolen or destroyed, Evergreen shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond in a reasonable amount or other adequate indemnity as required in accordance with Evergreen's standard policy, and evidence reasonably satisfactory to Evergreen of ownership of the shares represented thereby. After the Effective Time, Carbon's transfer books shall be closed and no transfer of the shares of Carbon Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration thereof and shall cease to exist.

        (d)   Promptly after the Effective Time, Evergreen shall cause to be delivered or mailed to each Carbon shareholder (other than holders of the Excluded Shares) a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Carbon Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, Evergreen shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

        (e)   To the extent permitted by law, former shareholders of record of Carbon shall be entitled to vote after the Effective Time at any meeting of Evergreen shareholders the number of whole shares of Evergreen Common Stock into which their respective shares of Carbon Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Carbon Common Stock for certificates representing Evergreen Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Evergreen on the Evergreen Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Evergreen Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Evergreen Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Carbon Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the Evergreen Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Carbon Common Stock represented by such certificate.

        2.9    Conversion of Stock Options.

        (a)   At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to Evergreen Common Stock, and Evergreen shall assume each Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time (i) Evergreen or Evergreen's Compensation Committee, as appropriate, shall be substituted for Carbon and Carbon's Compensation Committee with respect to administering the Stock Option Plan, (ii) each Stock Option assumed by Evergreen may be exercised solely for shares of Evergreen Common Stock, (iii) the number of shares of Evergreen Common Stock subject to each such Stock Option shall be the number of whole shares of Evergreen (omitting any fractional share) determined by multiplying the number of shares of Carbon Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent.

        (b)   Notwithstanding Section 2.9(a), Evergreen may at its election substitute as of the Effective Time options under the Evergreen Resources, Inc. 2000 Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "Evergreen Option Plan") for all or a part of the Stock Options, subject to the following conditions: (x) the requirements of Section 2.9(a)(iii) and (iv) shall be met; (y) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (z) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plan governing each Stock Option.

        (c)   Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of Evergreen as construed under Commission Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. Evergreen and Carbon agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. Evergreen has reserved and shall continue to reserve adequate shares of Evergreen Common Stock for delivery upon exercise of any converted or substitute options.

        (d)   As soon as practicable after the Effective Time, if it has not already done so, and to the extent Carbon shall have a registration statement in effect or an obligation to file a registration statement, Evergreen shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Evergreen Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, Evergreen shall administer the Stock Option Plan assumed pursuant to this Section 2.9 (or the Evergreen Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Carbon hereby represents that the Stock Option Plan in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

        (e)   As soon as practicable following the Effective Time, Evergreen shall deliver to the participants receiving converted options under the Evergreen Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

        (f)    Eligibility to receive stock option grants following the Effective Time with respect to Evergreen Common Stock shall be determined by Evergreen in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

        2.10    Anti-Dilution.

        In the event Evergreen changes the number of shares of Evergreen Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Exchange Ratio shall be proportionately adjusted.

        2.11    No Right to Dissent.

        Nothing in the CBCA or Articles of Incorporation or Bylaws of Carbon or any Carbon Subsidiary provides or would provide to any person, including without limitation the Carbon shareholders, upon execution of this Agreement or the Plan of Merger and consummation of the transactions contemplated hereby, rights of dissent and appraisal of any kind.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CARBON

        Except as Disclosed, Carbon represents and warrants to Evergreen as follows, it being understood that the representations and warranties of Carbon are made subject to the applicable standard set forth in Section 6.3(a):

        3.1    Capital Structure.

        The authorized capital stock of Carbon consists of 20,000,000 shares of Carbon Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, 6,150,323 shares of Carbon Common Stock are issued and outstanding (including shares issued under the Restricted Stock Plan). No other class of capital stock of Carbon, common or preferred, is authorized, issued or outstanding. All outstanding shares of Carbon Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for 700,000 shares of Carbon Common Stock reserved in connection with the Stock Option Plan. Carbon has granted options to acquire 654,432 shares of Carbon Common Stock under the Stock Option Plan, of which 598,168 options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Carbon shareholder to own, to vote or to dispose of, the capital stock of Carbon. Holders of Carbon Common Stock do not have preemptive rights.

        3.2    Organization, Standing and Authority.

        Carbon is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Carbon is required to be qualified to do business in only those states of the United States and foreign jurisdictions Disclosed in the Carbon Disclosure Memorandum, and the Carbon Disclosure Memorandum identifies whether Carbon is qualified in each such jurisdiction.

        3.3    Ownership of Subsidiaries.

        Section 3.3 of the Carbon Disclosure Memorandum lists all of the Carbon Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Carbon (directly or indirectly), the percentage ownership interest so owned by Carbon and its business activities. The outstanding shares of capital stock or other equity interests of the Carbon Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Carbon free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Carbon Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Carbon to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Carbon Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the Carbon Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, or formally organized partnership, joint venture, or other business entity (other than the Carbon Subsidiaries) owned directly or indirectly by Carbon.

        3.4    Organization, Standing and Authority of the Subsidiaries.

        Each of the Carbon Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Carbon Subsidiaries has full power and authority to carry on its business as now conducted. Each Carbon Subsidiary is required to be qualified to do business in only those states of the United States and foreign jurisdictions Disclosed in the Carbon Disclosure Memorandum, and the Carbon Disclosure Memorandum identifies whether such Carbon Subsidiary is qualified in each such jurisdiction.

        3.5    Authorized and Effective Agreement.

        (a)   Carbon has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Carbon shareholders of this Agreement and the Articles of Merger and Plan of Merger) to perform all of its obligations under this Agreement, the Plan of Merger and the Articles of Merger. The execution and delivery of this Agreement, the Articles of Merger, and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Carbon shareholders pursuant to and to the extent required by applicable law. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of Carbon, and each is enforceable against Carbon in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

        (b)   Neither the execution and delivery of this Agreement, the Plan of Merger or the Articles of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Carbon with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Carbon or any Carbon Subsidiary, (ii) except for Permitted Encumbrances, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Carbon or any Carbon Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, including, if applicable, compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act"), violate any order, writ, injunction, decree, statute, rule or regulation applicable to Carbon or any Carbon Subsidiary.

        (c)   Other than consents or approvals required from, or notices to, regulatory authorities as provided in Sections 2.2 and 5.4(b), and other than approval by the Carbon shareholders described in Section 6.1(a), no notice to, filing with, or consent of, any public body or authority or any other third party is necessary for the valid execution and delivery by Carbon of this Agreement and the consummation by Carbon of the Merger and the other transactions contemplated in this Agreement.

        3.6    Securities Documents; Financial Statements; Statements True.

        (a)   Carbon has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1999. Carbon has Disclosed or made available to Evergreen a true and complete copy of each Securities Document filed by Carbon with the Commission after December 31, 1999 and prior to the date hereof, which are all of the Securities Documents that Carbon was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The Financial Statements of Carbon fairly present or will fairly present, as applicable, in all material respects, the consolidated financial position of Carbon and the Carbon Subsidiaries as of the dates indicated and the consolidated statements of income and changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

        (c)   No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Carbon or any Carbon Subsidiary to Evergreen contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.7    Minute Books.

        The minute books of Carbon and each of the Carbon Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

        3.8    Adverse Change.

        Since December 31, 2002, Carbon and the Carbon Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Carbon Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any event or circumstance which caused or is reasonably likely to cause an adverse change in the assets, business, operations, business prospects or financial or other condition of Carbon or any of the Carbon Subsidiaries. For the purpose of the foregoing, an event or circumstance shall be deemed not to have caused, or shall be deemed not reasonably likely to cause, such an adverse change if the event or circumstance that affected or is reasonably likely to affect Carbon relates specifically to the oil and gas industry in the United States and Canada and also affected or is reasonably likely to affect Evergreen to substantially the same degree.

        3.9    Absence of Undisclosed Liabilities; Imbalances; Hedging.

        (a)   All liabilities (including without limitation contingent liabilities and any off-balance sheet loans, financings, liabilities or indebtedness) of Carbon and the Carbon Subsidiaries are disclosed in the most recent Financial Statements of Carbon or are normally recurring business obligations incurred in the ordinary course of its business since the date of Carbon's most recent Financial Statements.

        (b)   Neither Carbon nor any of its properties and assets are subject to any imbalances, prepayments, non-consent, or other conditions under which Carbon must deliver oil, gas or other hydrocarbons to other persons without receiving full payment therefor, or under which Carbon is subject to any cash-outs of such imbalances.

        (c)   Carbon is not engaged in any natural gas or other futures or option trading in respect of which it has any future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.

        3.10    Properties.

        (a)   Except as Disclosed in the Carbon Disclosure Memorandum and except for goods and other property sold, used or otherwise disposed of since December 31, 2002, in the ordinary course of business, Carbon and the Carbon Subsidiaries have Good and Marketable Title (as defined below), for oil and gas purposes, in and to all oil and gas properties set forth in the Carbon Reserve Reports as owned by Carbon and the Carbon Subsidiaries ("Reserve Report Properties"), and defensible title to all other properties, interests in properties and assets, real and personal, reflected on the balance sheet of Carbon in its Annual Report on Form 10-K for the period ended December 31, 2002 as owned by Carbon and the Carbon Subsidiaries or acquired after such date ("Other Properties"), as to both the Reserve Report Properties and the Other Properties free and clear of any liens, security interests, charges, mortgages, adverse claims or other encumbrances of any kind (collectively "Liens"), except: (i) Liens associated with obligations reflected in Carbon's Securities Documents or in the Carbon Disclosure Memorandum; (ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, and (iv) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance. All leases and other agreements pursuant to which Carbon or any of the Carbon Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Carbon to any lessor of any such oil and gas leases have been paid. All major items of operating equipment of Carbon and the Carbon Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

        (b)   The term "Good and Marketable Title," for purposes of this Section 3.10, with respect to Carbon and the Carbon Subsidiaries, means such title that: (1) is deducible of record (from the records of the applicable county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management (provided there is no inconsistent assignment or other document of record in the applicable county records), (B) in the case of state leases, from the records of the applicable state land office (provided there is no inconsistent assignment or other document of record in the applicable county records), or (C) in the case of Canada, from the records of the federal or provincial register, as applicable) or is assignable to Carbon or the Carbon Subsidiaries out of an interest of record (as so defined) by reason of the performance by Carbon or the Carbon Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Carbon or the Carbon Subsidiaries to receive not less than the interest set forth in the Carbon Reserve Reports with respect to each proved property evaluated therein under the caption "net revenue interest" or "NRI" (or, with respect to the Carbon Reserve Report for Canadian properties, deducible as such revenue interest based on the Carbon's net interest in production) without reduction during the life of such property except as stated in the Carbon Reserve Reports; (4) obligates Carbon or the Carbon Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "working interest" or "WI" in the Carbon Reserve Reports with respect to such property without increase over the life of such property except as shown on the Carbon Reserve Reports; and (5) does not restrict the ability of Carbon or the Carbon Subsidiaries to utilize the properties as currently intended.

        (c)   All leases, easements, rights of way, surface use agreements, permits and licenses pursuant to which Carbon or any Carbon Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms, and Carbon is not in default under any of the terms thereof, nor to the knowledge of Carbon has any event occurred which, with the passage of time or giving of notice, or both, would constitute such a default.

        (d)   All operating equipment of Carbon and each Carbon Subsidiary is in good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of the respective business of Carbon and each Carbon Subsidiary, is free from defects (latent and patent), is merchantable and is of a quality and quantity presently usable in the ordinary course of the respective business of Carbon and each Carbon Subsidiary.

        3.11    Environmental Matters.

        (a)   Carbon and the Carbon Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Carbon nor any Carbon Subsidiary has received any communication alleging that Carbon or the Carbon Subsidiary is not in such compliance and, to the knowledge of Carbon, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

        (b)   There are no pending Environmental Claims, neither Carbon nor any Carbon Subsidiary has received notice of any pending Environmental Claims and, to the knowledge of Carbon, there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Carbon or any Carbon Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Carbon or any Carbon Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Carbon or any Carbon Subsidiary, or any real or personal property which Carbon or any Carbon Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Carbon or any Carbon Subsidiary holds a security interest securing a loan recorded on the books of Carbon or any Carbon Subsidiary. Neither Carbon nor any Carbon Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

        (c)   Carbon and the Carbon Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Carbon relating to all real and personal property owned or leased by Carbon or any Carbon Subsidiary and all real and personal property of which Carbon or any Carbon Subsidiary has or is judged to have managed or supervised or participated in the management of.

        (d)   Carbon and each Carbon Subsidiary have in full force and effect all material environmental permits, licenses, approval and other authorizations required to conduct their operations and are operating in material compliance thereunder.

        (e)   Carbon knows of no reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of Carbon's or each of the Carbon Subsidiary's assets for their current purposes and uses.

        (f)    There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Carbon or any Carbon Subsidiary or against any person or entity whose liability for any such claim Carbon or any Carbon Subsidiary has or may have retained or assumed, either contractually or by operation of law.

        3.12    Insurance.

        (a)   The Carbon Disclosure Memorandum contains a true and complete (i) list of all policies of insurance to which Carbon is a party or under which Carbon, or any director or officer of Carbon, is or has been covered at any time within the three years preceding the date of this Agreement; (ii) list of all pending applications for policies of insurance; (iii) description of any self insurance arrangement by or affecting Carbon in lieu of insurance, including any reserves established thereunder; (iv) description of any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Carbon; and (v) description of each obligation of Carbon to third parties with respect to insurance (including such obligations under leases and service agreements) and the policy under which such coverage is provided.

        (b)   The Carbon Disclosure Memorandum sets forth, by year, for the current policy year and for each of the prior three policy years (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under each policy for an amount in excess of $50,000, setting forth the name of the claimant, a description of the policy by insurer, type of insurance and period of coverage, and the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

        (c)   All such policies of insurance listed or described in the Carbon Disclosure Memorandum (i) are valid, outstanding and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for the assets and the operations of Carbon for all risk to which Carbon is normally exposed; (iv) are sufficient for compliance with all leases and contracts; (v) will continue in full force and effect following consummation of the transactions contemplated by this Agreement; and (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Carbon.

        (d)   Carbon has not received (i) any refusal of coverage or any notice that a defense will be afforded with the reservation of rights; or (ii) any notice of cancellation or other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

        (e)   Carbon has paid all premiums due and has otherwise performed all obligations under each policy to which Carbon is a party or that provides coverage to Carbon or to a director or officer of Carbon, and Carbon has given notice to the insurers of all claims that may be insured under each policy to which Carbon is a party or that provides coverage to Carbon or a director or officer of Carbon

        3.13    Tax Matters.

        (a)   Carbon and each of the Carbon Subsidiaries and each of their respective predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Carbon nor any Carbon Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Carbon and the Carbon Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

        (b)   All federal, state and local (and, if applicable, foreign) tax returns filed by Carbon and the Carbon Subsidiaries are complete and accurate. Neither Carbon nor any Carbon Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Carbon or any Carbon Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Carbon or any Carbon Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

        (c)   Deferred taxes have been provided for in accordance with GAAP consistently applied.

        (d)   Neither Carbon nor any of the Carbon Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Carbon or a Carbon subsidiary) or has any liability for taxes of any person (other than Carbon and the Carbon Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

        (e)   Each of Carbon and the Carbon Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

        (f)    Neither Carbon nor any of the Carbon Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

        3.14    Employees; Compensation; Benefit Plans.

          (a)    Compensation.    Carbon has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, officer or shareholder of Carbon and of each Carbon Subsidiary and each other person (in each case other than as an employee) to whom Carbon or any Carbon Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

          (b)    Employee Benefit Plans.

            (i)    Carbon has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Carbon or any Carbon Subsidiary, to which Carbon or any Carbon Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Carbon or any Carbon Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.15(b)(i) that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

            (ii)   Neither Carbon nor any Carbon Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

            (iii)  None of the Plans obligates Carbon or any Carbon Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

            (iv)  Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Carbon or any Carbon Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Carbon nor any Carbon Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Carbon or any Carbon Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

            (v)   Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

            (vi)  No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Carbon or any Carbon Subsidiary is a member or was a member during such five-year period. There does not now exist, nor do any circumstances exist, that would result in, any liability with respect to any employee benefit plan that is maintained, sponsored or contributed to by any entity that is a member of the Carbon controlled group of corporations (as defined above) (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, or (v) under any other statute, rule or regulation that would reasonably be expected to be a liability of Carbon or a Carbon Subsidiary solely as a result of an entity being a member of the Carbon controlled group of corporations (as defined above), that would be a liability of Carbon or any Carbon Subsidiary, other than such liabilities that arise solely out of, or relate solely to, the Plans Disclosed in Section 3.15(b) of the Carbon Disclosure Memorandum.

            (vii) As of December 31, 2002, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

            (viii)     No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Carbon nor, to the knowledge of Carbon, any Carbon Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Carbon or any Carbon Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

            (ix)  With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

            (x)   Carbon and each Carbon Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

            (xi)  Neither Carbon nor any Carbon Subsidiary has a liability as of December 31, 2002 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Carbon as of December 31, 2002.

            (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Carbon's or any Carbon Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9).

            (xiii) With respect to each Plan, Carbon has Disclosed or made available to Evergreen, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

            (xiv) Each of the Plans as applied to Carbon and any Carbon Subsidiary may be amended or terminated at any time by action of Carbon's Board of Directors, or such Carbon's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Carbon or a Carbon Subsidiary thereunder).

        3.15    Certain Contracts.

        (a)   Neither Carbon nor any Carbon Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business, or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Carbon or any Carbon Subsidiary or the guarantee by Carbon or any Carbon Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Carbon or any Carbon Subsidiary (without payment of any penalty or cost), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Carbon or any Carbon Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Carbon of the nature contemplated by this Agreement, or (iv) any agreement or plan, written or oral, including any stock option plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

        (b)   Neither Carbon nor any Carbon Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

        (c)   There are no renegotiations or attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Carbon or any Carbon Subsidiary under any contract and Carbon and each Carbon Subsidiary has received no demands for such renegotiation.

        (d)   Neither Carbon nor any Carbon Subsidiary has entered into any contract and there is no commitment, judgment, injunction, order or decree to which Carbon or any Carbon Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Carbon or any Carbon Subsidiary or any contract that may be terminable as a result of Evergreen's status as a competitor of any party to such contract or arrangement.

        3.16    Legal Proceedings.

        There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of Carbon, threatened against Carbon or any Carbon Subsidiary or against any asset, interest, Plan or right of Carbon or any Carbon Subsidiary, or, to the knowledge of Carbon, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Carbon, threatened against any present or former director or officer of Carbon or any Carbon Subsidiary that would reasonably be expected to give rise to a claim against Carbon or any Carbon Subsidiary for indemnification. There are no actual or, to the knowledge of Carbon, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. There are no obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Financial Statements of Carbon, including without limitation those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could, to the knowledge of Carbon, result in any claims against, or obligations or liabilities of, Carbon or any Carbon

Subsidiary. Neither Carbon nor any Carbon Subsidiary has any off-balance sheet liability or obligation, fixed or contingent.

        3.17    Compliance with Laws; Filings.

        Carbon and each Carbon Subsidiary is in compliance with all statutes and regulations, and has obtained and maintained and is in compliance with all permits, licenses and registrations applicable to the conduct of its business, and neither Carbon nor any Carbon Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Carbon nor any Carbon Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1999, Carbon and each of the Carbon Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the Commission and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

        3.18    Brokers and Finders.

        Neither Carbon nor any Carbon Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or in the Plan of Merger, except for an obligation to the Financial Advisor for investment banking services, the nature and extent of which has been Disclosed, and except for usual and customary fees to accountants and lawyers.

        3.19    Related Party Transactions.

        (a)   Carbon has Disclosed all existing transactions existing as of the date hereof, to which Carbon or any Carbon Subsidiary is a party with any director, executive officer or 5% shareholder of Carbon or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Carbon than could be obtained from unrelated parties.

        (b)   Carbon has not, directly or indirectly, including through any Carbon Subsidiary, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Carbon in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

        3.20    Certain Information.

        When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Carbon to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Carbon, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        3.21    Tax and Regulatory Matters.

        (a)   Neither Carbon nor any Carbon Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under

Section 368 of the Code or (ii) materially impede or delay receipt of any applicable consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

        (b)   No portions of Carbon's properties and assets are subject to the jurisdiction of or regulation by the Federal Energy Regulatory Commission, any state public service or public utility commission, or other governmental body regulating the properties and assets as public utilities under the Public Utility Holding Company Act of 1935, as amended, or comparable state statutes or rules.

        3.22    State Takeover Laws.

        No action is required to be taken to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such law shall be activated or applied as a result of such transactions. Neither the Articles of Incorporation nor the Bylaws of Carbon, nor any other document of Carbon or to which Carbon is a party, contains a provision that requires more than a majority of the shares of Carbon Common Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security, to approve the Merger or any other transactions contemplated in this Agreement.

        3.23    Labor Relations.

        Neither Carbon nor any Carbon Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Carbon or any Carbon Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Carbon or any Carbon Subsidiary, pending or threatened, or to the best knowledge of Carbon, is there any activity involving any employees of Carbon or any Carbon Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

        3.24    Fairness Opinion.

        Carbon has received from the Financial Advisor the Fairness Opinion that states that, as of the date hereof, the Merger Consideration is fair to the shareholders of Carbon from a financial point of view.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EVERGREEN

        Evergreen represents and warrants to Carbon as follows, it being understood that the representations and warranties of Evergreen are made subject to the applicable standard set forth in Section 6.2(a):

        4.1    Capital Structure.

        (a)   The authorized capital stock of Evergreen consists of 50,000,000 shares of Evergreen Common Stock of which 19,078,019 shares were issued and outstanding as of March 27, 2003, and 24,900,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding. All outstanding shares of Evergreen Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of Evergreen Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to this Agreement and the Plan of Merger. Holders of Evergreen Common Stock do not have preemptive rights.

        (b)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value, of which 10 shares are issued and outstanding. Evergreen is the sole shareholder of Merger Sub and is the legal and beneficial owner of all issued and outstanding shares. Merger Sub was formed solely for purposes of effecting the Merger and other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

        4.2    Organization, Standing and Authority of Evergreen.

        Evergreen is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification.

        4.3    Authorized and Effective Agreement.

        (a)   Evergreen and Merger Sub each has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Evergreen. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of Evergreen, and each is enforceable against Evergreen in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

        (b)   Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by Evergreen with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of Evergreen or any Evergreen Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Evergreen or any Evergreen Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Evergreen or any Evergreen Subsidiary.

        (c)   Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Evergreen of the Merger and the other transactions contemplated in this Agreement.

        4.4    Organization, Standing and Authority of Evergreen Subsidiaries.

        Each of the Evergreen Subsidiaries is duly organized, validly existing and in good standing under applicable laws. Evergreen owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Evergreen Subsidiaries. Each of the Evergreen Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

        4.5    Securities Documents; Financial Statements; Statements True.

        (a)   Evergreen has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1999. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The Financial Statements of Evergreen fairly present or will fairly present, as applicable, in all material respects, the consolidated financial position of Evergreen and its Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis. Neither Evergreen nor any Evergreen Subsidiary has any off-balance sheet liability or obligation, fixed or contingent, except as disclosed in its Financial Statements.

        (c)   No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Evergreen or any Evergreen Subsidiary to Carbon contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make statements therein, in light of the circumstances under which they were made, not misleading.

        4.6    Certain Information.

        When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Carbon to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to Evergreen, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        4.7    Tax and Regulatory Matters.

        Neither Evergreen nor any Evergreen Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

        4.8    Legal Proceedings; Regulatory Approval.

        There are no actual or, to the knowledge of Evergreen, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the knowledge of Evergreen, no fact or condition relating to Evergreen or any Evergreen Subsidiary exists that would prevent Evergreen or Carbon from obtaining all of the federal and state regulatory approvals contemplated herein.

        4.9    Adverse Change.

        Since December 31, 2002, Evergreen and the Evergreen Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Evergreen Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any event or circumstance which caused or is reasonably likely to cause an adverse change in the assets, business, operations, business prospects or financial or other condition of Evergreen or any of the Evergreen Subsidiaries. For the purpose of the foregoing, an event or circumstance shall be deemed not to have caused, or shall be deemed not reasonably likely to cause, such an adverse change if the event or circumstance that affected or is reasonably likely to affect Evergreen relates specifically to the oil and gas industry in the United States and also affected or is reasonably likely to affect Carbon to substantially the same degree.

        4.10    Brokers and Finders.

        Neither Evergreen nor any Evergreen Subsidiary, nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or in the Plan of Merger, except for usual and customary fees to accountants, lawyers and investment bankers, all of which are the obligation of Evergreen.

ARTICLE V
COVENANTS

        5.1    Carbon Shareholder Meeting.

        Carbon shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as reasonably practicable following the effectiveness of the Registration Statement. By approving this Agreement and authorizing its execution, the Board of Directors of Carbon agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Carbon, recommend that Carbon's shareholders vote for such approval; provided that, if the Board of Directors of Carbon, after consultation with (and based on the advice of) counsel, determines in good faith that, following a Superior Offer, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Plan of Merger, then in submitting this Agreement and the Plan of Merger to Carbon's shareholders, the Board of Directors of Carbon may submit this Agreement and the Plan of Merger to Carbon's shareholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Carbon may communicate the basis for its lack of a recommendation to the Carbon shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that it may not take any actions under this sentence until after giving Evergreen at least five Business Days to respond to such Superior Offer (and after giving Evergreen notice of the latest material terms, conditions and third party in the Superior Offer) and then taking into account any amendment or modification to this Agreement proposed by Evergreen. At the time of execution of this Agreement, each of Yorktown Energy Partners III, L. P. and Patrick R. McDonald has executed an agreement with Evergreen obligating each of them to vote all shares over which each has voting control in favor of the Plan of Merger.

        5.2    Registration Statement; Proxy Statement/Prospectus.

        As promptly as practicable after the date hereof, Evergreen shall prepare and file the Registration Statement with the Commission. Carbon will furnish to Evergreen the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with Evergreen on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. Evergreen and Carbon shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Carbon shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Carbon shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the CBCA and the rules and regulations of the American Stock Exchange.

        5.3    Plan of Merger; Reservation of Shares.

        At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, Evergreen acknowledges that it (i) has caused Merger Sub to be incorporated as a wholly-owned subsidiary of Evergreen and that Evergreen will cause Merger Sub to take all actions required of it to consummate the Merger hereunder, and (ii) will pay or cause to be paid when due the Merger Consideration. Evergreen has reserved for issuance such number of shares of Evergreen Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of Evergreen Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of Evergreen Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, Evergreen shall take all appropriate action as may be required to increase the number of shares of Evergreen Common Stock reserved for such purpose.

        5.4    Additional Acts.

        (a)   Carbon agrees to take such actions requested by Evergreen as may be reasonably necessary to modify the structure of, or to add parties to (so long as such addition is an Evergreen Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay completion of, or substantially impair the prospects of completing, the Merger pursuant to this Agreement and the Plan of Merger.

        (b)   If deemed required by the parties, as promptly as practicable after the date hereof, each of the parties shall submit notice or applications for prior approval of the transactions contemplated herein to any federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby, including but not limited to any requirements of the HSR Act, if applicable. Each of the parties represents and warrants that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

        5.5    Best Efforts.

        Each of Evergreen and Carbon shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Section 5.2 and Section 5.4 (if applicable) or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by Evergreen's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. None of the parties shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

        5.6    Access to Information.

        Carbon and Evergreen will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Carbon shall afford to representatives of Evergreen and Evergreen shall afford to representatives of Carbon access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of such party and its Subsidiaries and, during such period, shall make available all information concerning such party's businesses as may be reasonably requested. Carbon shall cooperate with Evergreen and its agents in the performance by Evergreen and its representatives, at Evergreen's expense, of such environmental audit or audits of Carbon's properties as Evergreen determines is reasonable under the circumstances and shall provide Evergreen with copies of all studies, reports or other records related to the environmental condition of Carbon's properties and assets that are in Carbon's possession or under its control. Evergreen shall likewise cooperate with Carbon with respect to the performance, at Carbon's expense, of such phase 1 environmental audits of Evergreen's properties as Carbon determines is reasonable under the circumstances; provided that in no event shall this sentence be interpreted as giving Carbon any rights to conduct any environmental audit, test or examination other than phase 1 audits. No investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

        5.7    Press Releases.

        Evergreen and Carbon shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to and, if practicable, consultation with, the other party, from making any disclosure which in the opinion of its counsel is required by law.

        5.8    Forbearances of Carbon.

        Except with the prior written consent of Evergreen, between the date hereof and the Effective Time, Carbon shall not, and shall cause each of the Carbon Subsidiaries not to:

        (a)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

        (b)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

        (c)   issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

        (d)   amend its Articles of Incorporation or Bylaws;

        (e)   impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Carbon Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

        (f)    merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

        (g)   fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

        (h)   increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

        (i)    enter into or substantially modify (except as provided for in this Agreement or as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

        (j)    solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of or a substantial equity interest in, or any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Carbon or any Carbon Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Carbon or any Carbon Subsidiary to do any of the above; or fail to notify Evergreen immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this Section 5.8(j) shall not apply to furnishing information to or participating in negotiations or discussions with any Person that has made, or that the Carbon Board of Directors determines in good faith is reasonably likely to make, a Superior Offer, if the Carbon Board of Directors determines in good faith, after consultation with outside legal counsel, that it should take such actions in light of its fiduciary duty to Carbon's shareholders;

        (k)   enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Carbon or a Carbon Subsidiary or guarantee by Carbon or a Carbon Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

        (l)    change its methods of accounting in effect at December 31, 2002 except as required by changes in GAAP concurred in by Evergreen, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002 except as required by changes in law or regulation;

        (m)  incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $250,000, in the aggregate;

        (n)   take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by Evergreen, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

        (o)   dispose of any material assets other than in the ordinary course of business;

        (p)   issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plan with respect to the Stock Options outstanding on the date hereof (or that become outstanding after the date hereof other than in violation of this Agreement);

        (q)   incur any indebtedness other than in the ordinary course of business; or

        (r)   agree to do any of the foregoing.

        5.9    [Reserved]

        5.10    Affiliates.

        Carbon shall use its best efforts to cause all persons who are Affiliates of Carbon to deliver to Evergreen promptly following execution of this Agreement a written agreement, in the form of Annex B hereto (an "Affiliate Agreement"), providing that such person will not dispose of Evergreen Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its best efforts to cause such Affiliates to deliver to Evergreen such written agreement prior to the Closing Date.

        5.11    Section 401(k) Plan; Other Employee Benefits.

        (a)   Each employee of Carbon or a Carbon Subsidiary who is employed by Carbon or a Carbon Subsidiary at the Effective Time shall continue following the Effective Time as an employee of Evergreen or of an Evergreen Subsidiary ("Employer Entity"), and is referred to herein as a "Transferred Employee."

        (b)   Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of Carbon, Evergreen shall cause such plan to be merged with the 401(k) plan maintained by Evergreen and the Evergreen Subsidiaries, or to be frozen or to be terminated, in each case as determined by Evergreen and subject to the receipt of all applicable regulatory or governmental approvals. Each Transferred Employee who is a participant in the 401(k) plan of Carbon immediately prior to the Effective Time, and who continues in the employment of an Employer Entity until the Benefit Plan Determination Date for the 401(k) plan, shall be eligible to participate in Evergreen's 401(k) plan as of the Benefit Plan Determination Date. All rights to participate in Evergreen's 401(k) plan are subject to Evergreen's right to amend or terminate the plan. Until the Benefit Plan Determination Date, Evergreen shall continue in effect for the benefit of participating employees the Section 401(k) plan of Carbon. For purposes of administering Evergreen's 401(k) plan, service with Carbon and the Carbon Subsidiaries shall be deemed to be service with Evergreen for participation and vesting purposes, but not for purposes of benefit accrual.

        (c)   Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee's being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Carbon that the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such Carbon plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this Section 5.11(c), service with Carbon shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in Section 5.11(d)).

        (d)   Except to the extent of contractual commitments, if any, specifically made or assumed hereunder by Evergreen, all Transferred Employees shall be employees at will (to the extent permitted by applicable law) of the Employer Entity, and neither Evergreen nor any other Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the special severance policy adopted by Evergreen for Transferred Employees, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Carbon or a Carbon Subsidiary shall be treated as service with Evergreen for purposes of determining the amount of severance pay under Evergreen's severance policy.

        (e)   Evergreen agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Carbon and the Carbon Subsidiaries have with their current and former employees and directors and which have been Disclosed to Evergreen pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.11, the employee benefit plans of Carbon shall, in the sole discretion of Evergreen, be frozen, terminated or merged into comparable plans of Evergreen, effective as Evergreen shall determine in its sole discretion.

        5.12    Directors and Officers Protection.

        Evergreen or a Evergreen Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Carbon for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Carbon's policy on the date hereof; provided, that in no event shall the annual premium on such policy for the first year of such coverage exceed 125% of the annual premium on Carbon's policy in effect as of the date hereof, and for any subsequent year exceed 125% of the premium for the immediately preceding year (with respect to each year, the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount for any year, Evergreen shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for such year for a premium equal to the Maximum Amount applicable to such year. Notwithstanding the foregoing, Evergreen further agrees to indemnify all individuals who are or have been officers, directors or employees of Carbon or any Carbon Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of Carbon on the date hereof and is permitted under the CBCA.

        5.13    Forbearances of Evergreen.

        Except with the prior written consent of Carbon, between the date hereof and the Effective Time, neither Evergreen nor any Evergreen Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein that would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or (iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

        5.14    Reports.

        Each of Carbon and Evergreen shall file (and shall cause the Carbon Subsidiaries and the Evergreen Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to Evergreen or Carbon, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

        5.15    Exchange Listing.

        Evergreen shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Evergreen Common Stock to be issued to the holders of Carbon Common Stock pursuant to the Merger, and Evergreen shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

        5.16    Public Information Filings.

        Evergreen agrees that it will duly and timely file all annual, quarterly or other periodic reports that it may be required to file pursuant to the Exchange Act and will make available adequate current public information with respect to its financial condition and operations under Rule 144(c) of the Securities Act in order to permit resales of the Exchange Shares in accordance with Rule 145(d)(1) or (2) promulgated thereunder, for the lesser of: (i) the period that resales of the Exchange Shares by the Carbon shareholders are subject to compliance with Rule 145 under the Securities Act, or (ii) the period that the Carbon shareholders shall own any of the Exchange Shares.

        5.17    Status of Exchange Shares and Securities Act.

        Carbon acknowledges and agrees that the Exchange Shares when delivered to the Carbon shareholders who are affiliates (the term "affiliates" in this Section 5.17 means as defined under the Securities Laws) will be subject to restrictions upon transfer or other disposition under Rule 145 of the Commission. Upon consummation of the transactions set forth herein, the Carbon shareholders who are affiliates of Carbon or Evergreen at the time the Merger is submitted to a vote of the Carbon shareholders may not transfer or otherwise dispose of any of the Exchange Shares, except in compliance with the limitations and restrictions set forth in the Affiliate Agreement referred to in Section 5.10. With respect to affiliates, Evergreen shall cause the following legend to be placed on each certificate representing ownership of Exchange Shares and any certificates issued in exchange therefor:

    The shares represented by this certificate are subject to restrictions as to transfer by virtue of provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the General Rules and Regulations of the Securities and Exchange Commission thereunder. Such shares may not be transferred except in compliance with Rule 145(d) under the Securities Act or the favorable opinion of counsel for Evergreen Resources, Inc. that such transfer will not constitute or result in a violation of the registration provisions of the Securities Act.

With respect to any proposed disposition by the Carbon shareholders of their holdings of the Exchange Shares, and upon receipt of such evidence as Evergreen may reasonably request in confirmation that the conditions to transfer have been satisfied, Evergreen will give to its transfer agent such instructions and opinions of its counsel as may be necessary to effect a registration of the transfer free of the foregoing restrictions.

        5.18    Registration Rights Agreement.

        On the Closing Date, Evergreen and Yorktown Energy Partners III, L.P. will enter into a Registration Rights Agreement in the form attached hereto as Annex C in order to provide for the registration of the resale of shares of Evergreen Common Stock acquired in the Merger by Yorktown Energy Partners III, L.P. and its limited partners.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1    Conditions Precedent—Evergreen and Carbon.

        The respective obligations of Evergreen, Merger Sub and Carbon to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

        (a)   All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Carbon of the Agreement and the Plan of Merger;

        (b)   The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of Evergreen threatened by the Commission to suspend the effectiveness of such Registration Statement and the Evergreen Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

        (c)   The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, including without limitation, regulatory approvals required under the HSR Act (if applicable), all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect and receipt of any other governmental (including Canadian) regulatory or third party consents and approvals required, and the Required Consents, shall have been obtained;

        (d)   None of Evergreen, any of the Evergreen Subsidiaries, Carbon or any of the Carbon Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement;

        (e)   Carbon and Evergreen shall have received an opinion of Evergreen's legal counsel, in form and substance satisfactory to Carbon and Evergreen, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Carbon will not recognize any gain or loss to the extent that such shareholders exchange shares of Carbon Common Stock for shares of Evergreen Common Stock; and

        (f)    The shares of Evergreen Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        6.2    Conditions Precedent—Carbon.

        The obligations of Carbon to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Carbon pursuant to Section 7.4:

        (a)   All representations and warranties of Evergreen shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Carbon. There shall not exist inaccuracies in the representations and warranties of Evergreen set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Evergreen; provided, that the representations and warranties of Evergreen set forth in Sections 4.1, 4.2 (except as it relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as it relates to qualification) shall be true and correct except for inaccuracies which are de minimus.

        (b)   Evergreen shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

        (c)   Evergreen shall have delivered to Carbon a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to Evergreen, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Evergreen or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

        (d)   Evergreen shall have delivered to Carbon the opinion, dated the Closing Date, of its counsel, Berenbaum, Weinshienk & Eason, P.C., substantially in a form reasonably satisfactory to Carbon's counsel.

        (e)   Evergreen shall have delivered to Carbon the Registration Rights Agreement in substantially the form of Annex C attached hereto.

        6.3    Conditions Precedent—Evergreen.

        The obligations of Evergreen to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Evergreen pursuant to Section 7.4:

        (a)   All representations and warranties of Carbon shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Evergreen. There shall not exist inaccuracies in the representations and warranties of Carbon set forth in this Agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Carbon (evaluated without regard to the

Merger); provided, that the representations and warranties of Carbon set forth in Sections 3.1, 3.2 (except as it relates to qualification), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.22 and 3.23 shall be true and correct except for inaccuracies which are de minimus.

        (b)   No regulatory authority shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of Evergreen, would so materially adversely affect the business or economic benefits to Evergreen of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

        (c)   Carbon shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

        (d)   Carbon shall have delivered to Evergreen a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Carbon, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Carbon or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

        (e)   Evergreen shall have received the written agreements from Affiliates as specified in Section 5.10 to the extent necessary, in the reasonable judgment of Evergreen, to promote compliance with Rule 145 promulgated by the Commission.

        (f)    Carbon shall have delivered to Evergreen the opinion, dated the Closing Date, of its counsel, Welborn Sullivan Meck & Tooley, P.C., substantially in a form reasonably satisfactory to Evergreen's counsel.

        (g)   No portion of the properties and assets of Carbon shall have suffered a casualty loss nor have been taken in condemnation, and no proceedings for such purposes shall be pending such as, when aggregated with inaccuracies in representations and warranties of Carbon described in Section 6.3(a), would or would be reasonably likely to have a Material Adverse Effect after taking into account proceeds of insurance and any condemnation award, as applicable. As used herein, "casualty loss" means any loss, damage or reduction in value resulting from catastrophic occurrences, acts of God and any other losses which are not the result of normal wear and tear.

ARTICLE VII
TERMINATION, DEFAULT, WAIVER AND AMENDMENT

        7.1    Termination.

        This Agreement may be terminated:

        (a)   At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

        (b)   At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Carbon and Section 6.3(a) in the case of Evergreen; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

        (c)   At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

        (d)   At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

        (e)   At any time, by either party hereto in writing, if the shareholders of Carbon do not approve the Agreement and the Plan of Merger.

        (f)    At any time following October 31, 2003 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

        (g)   At any time prior to 11:59 p.m. on the 30th day after the date that Evergreen receives the Carbon Disclosure Memorandum, by Evergreen in writing, if Evergreen determines in its sole good faith judgment, through review of information Disclosed by Carbon, or as a result of Evergreen's investigation undertaken following the date of this Agreement, or otherwise, that there exists (i) any conditions which represent or are reasonably likely to result in a breach of Carbon's representation and warranty set forth in Section 3.11, (ii) any defects in title that would render Carbon's title to any of its properties or assets less than good and marketable, (iii) any contracts or agreements to which Carbon or any of its properties or assets are bound that contain terms that are not typical of similar contracts dealing with similar subject matter, or (iv) any other conditions, defects or circumstances, whether or not relating to Carbon's properties and assets, that would materially and adversely affect the ownership, use or value of any of Carbon's properties or that would make the financial condition, results of operations, business or business prospects of Carbon and of the Carbon Subsidiaries, taken as a whole, materially adversely different from Evergreen's reasonable expectations with respect thereto on the date of execution of this Agreement. The fact that Carbon has Disclosed information shall not prevent Evergreen from terminating this Agreement pursuant to this Section 7.1(g) on account of such information.

        7.2    Effect of Termination.

        In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, the Termination Fee and expenses set forth in Sections 5.6, 7.6 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination.

        7.3    Survival of Representations, Warranties and Covenants.

        All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.12 and 5.16); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Evergreen or Carbon (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Evergreen or Carbon, the aforesaid representations, warranties and covenants being material inducements to consummation by Evergreen and Carbon of the transactions contemplated herein.

        7.4    Waiver.

        Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Carbon shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Carbon shareholders of this Agreement and the Plan of Merger, shall reduce either the Exchange Ratio or the payment terms for fractional interests.

        7.5    Amendment or Supplement.

        This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of Evergreen and Carbon, subject to the proviso to Section 7.4.

        7.6    Termination Fee.

        (a)   In the event that this Agreement is terminated:

          (i)    by either Evergreen or Carbon pursuant to Section 7.1(e) and (A) at the time of the meeting of the Carbon shareholders referred to in Section 5.1 (or at any adjournment thereof) or (B) prior to such shareholders' meeting, Carbon's Board of Directors shall have withdrawn its recommendation or refused to recommend to the shareholders of Carbon that they vote to approve the Plan of Merger;

          (ii)   by Evergreen pursuant to Section 7.1(b) or 7.1(c) (in either case, solely with respect to a breach by Carbon of Section 5.1 or Section 5.8(j)); or

          (iii)  by Evergreen pursuant to Section 7.1(b) as a result of any breach of this Agreement on the part of Carbon (other than a breach by Carbon of Section 5.1 or Section 5.8(j)), and an overture from a bona fide person or entity shall have been communicated to the Carbon Board of Directors at or before the time of such breach to engage in an agreement, plan or transaction to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Carbon or any Carbon Subsidiary (including, without limitation, a bona fide tender offer or exchange offer to purchase Carbon Common Stock) other than with Evergreen or an Evergreen Subsidiary;

then Carbon shall within two business days after the occurrence of such termination, pay to Evergreen as compensation for the Merger not becoming effective a termination fee equal to $2,500,000 (the "Termination Fee") by wire transfer of immediately available funds. The Termination Fee shall be in addition to any other rights that Evergreen may have under this Agreement and is not intended to constitute liquidated damages or a penalty, and shall be payable without regard to any expenses to be paid pursuant to Section 8.1.

        (b)   Carbon acknowledges that the agreements contained in Section 7.6(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Evergreen would not enter into this Agreement; accordingly, if Carbon fails promptly to pay any amount due pursuant to Section 7.6(a) and, in order to obtain such payment, Evergreen commences a suit which results in a judgment against Carbon for all or a substantial portion of the payment set forth in Section 7.6(a), Carbon shall pay to Evergreen its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the Termination Fee from the date that payment was required to be made until the date payment is made at the prime rate of Wachovia Bank, N.A., in effect on the date payment was required to be made plus two percentage points.

ARTICLE VIII
MISCELLANEOUS

        8.1    Expenses.

        Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees associated with any filing under the HSR Act, if required, shall be borne equally by the parties hereto.

        8.2    Entire Agreement.

        This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Carbon to enforce rights in Sections 5.12.

        8.3    No Assignment.

        Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

        8.4    Notices.

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

If to Carbon:
1700 Broadway Suite 1150 Denver, Colorado 80290 Attn: Patrick R. McDonald
Telephone:	303-863-1555, ext. 103
Fax:	303-860-9128
With a required copy to:
John F. Meck Welborn Sullivan Meck & Tooley, P.C. 821-17th Street, Suite 500 Denver, Colorado 80202
Telephone:	303-830-2500
Fax:	303-832-2366

If to Evergreen:
1401 17th St. Suite 1200 Denver, Colorado 80202 Attn: Kevin R. Collins and Mark S. Sexton
Telephone:	303-298-8100
Fax:	303-295-7895
With a required copy to:
Berenbaum, Weinshienk & Eason, P.C. 370 Seventeenth Street Republic Plaza, Suite 2600 Denver, CO 80202-5626 Attn: John B. Wills
Telephone:	(303) 825-0800
Fax:	(303) 629-7610
and
Womble Carlyle Sandridge & Rice, PLLC 3300 One Wachovia Center 301 S. College St. Charlotte, North Carolina 28202 Attn: Garza Baldwin
Telephone:	704-331-4907
Fax:	704-338-7828

Any party may by notice change the address to which notice or other communications to it are to be delivered.

        8.5    Specific Performance.

        Carbon acknowledges that the Carbon Common Stock and the Carbon business and assets are unique, and that if Carbon fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to Evergreen for which there will be no adequate remedy at law. Evergreen shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Carbon shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

        8.6    Captions.

        The captions contained in this Agreement are for reference only and are not part of this Agreement.

        8.7    Counterparts.

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        8.8    Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

        8.9    Resolutions of Disputes.

        No party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties arising out of or related to this Agreement before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within 30 days after a demand for direct negotiation and provided that the parties have not agreed to mediation or another alternative dispute resolution with respect to such dispute prior to the end of such 30-day period, the aggrieved party may then seek relief through arbitration in Denver, Colorado, administered by the American Arbitration Association under its commercial arbitration rules and procedures then in effect. The arbitrator(s) shall base its/their award on applicable laws and judicial precedent and include in such award a statement of the reasons upon which the award is based. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EVERGREEN RESOURCES, INC.
By:
Kevin R. Collins Executive Vice President—Finance, CFO and Treasurer
EVERGREEN MERGER CORPORATION
By:

Name:

Title:

CARBON ENERGY CORPORATION
By:

Name:

Title:

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AGREEMENT AND PLAN OF REORGANIZATION